THIS AGREEMENT is dated for reference October 15, 2003 and shall be effective as of November 1, 2003

BETWEEN:

Derek Oil and Gas Corporation, a company duly incorporated under the laws of British Columbia and having an address of Suite 1201, 1111 West Hastings Street, Vancouver, B.C., Canada, V6E 2J3.

(the “Company”)

AND:

Mr. Brent Ehrl, an independent businessman having an address of  #51-9111 Number 5 Road Richmond B.C. V7A 4N3

(the “Consultant”)

WHEREAS:

A.

The Company desires to retain Mr. Ehrl to provide consulting services; and

B.

Mr. Ehrl has agreed to provide the consulting services;

NOW THEREFORE THIS AGREEMENT WITNESSETH that is consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Company hereby requests Mr. Ehrl to provide the monthly consulting services of identifying and introducing the Company to new shareholders and/or new sources of capital.  For greater clarity, duties will involve contacting shareholders (including phone contact) and other interested parties about the investment opportunity offered by Derek, the design and impletion of an overall Investors Relations strategy for the Company, and the managing of any investor relations activity and/or staff that Derek may undertake.  The compensation for these monthly services shall be $3,500 per month. This agreement shall be automatically renewed on a monthly basis unless otherwise notified in writing, by giving one month’s notice.

2.

Mr. Ehrl will provide, as consultant to the Company, the services stated above in a faithful and diligent manner. No notice period shall be required should the Company terminate this agreement for cause.

3.

The Company hereby agrees to reimburse to Mr. Ehrl the actual out-of-pocket expenses incurred by Mr. Ehrl in connection with the provision of any of the general and special services referred to herein; PROVIDED that Mr. Ehrl will provide to the company vouchers detailing such expenditures.  Mr. Ehrl shall be eligible for the Company’s employee benefits plan.

4.

Any notice to be given by either party to the other shall be well and sufficiently given if delivered personally or if sent by registered mail, postage prepaid, to the parties hereto as follows:

(a)

If to the Company:

Derek Oil and Gas Corporation

1201-1111 W. Hastings Street

Vancouver, B.C.

Canada

V6E 2J3

(b)

If to Mr. Ehrl

:

Mr. Ehrl

#51-9111 Number 5 Road

Richmond, B.C.

V7A 4N3

5.

This Agreement may not be assigned by either party.

6.

Time is the essence of this Agreement.

7.

This Agreement shall be interpreted by the laws of the Province of British Columbia, Canada.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

EXECUTED BY DEREK OIL AND GAS

)

CORPORATION, in the presence of:

)

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“signed”

)

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Authorized Signatory

EXECUTED BY MR. BRENT EHRL:

“signed”

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Signature